IAC REPORTS Q3 2024
IAC considering a spin-off of Angi
Dotdash Meredith Digital revenue growth of 16%
Total IAC Q3 operating income improves $49 million to $16 million
Total IAC Q3 Adjusted EBITDA improves 7% to $107 million

NEW YORK— November 11, 2024—IAC (NASDAQ: IAC) released its third quarter results today and separately posted a letter to shareholders from Joey Levin, the Chief Executive Officer of IAC, on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q3 2024	Q3 2023	Growth

Revenue	$938.7	$1,111.3	-16%
Operating income (loss)	16.3	(32.7)	NM
Unrealized loss on investment in MGM Resorts International	(346.3)	(463.4)	25%
Net loss	(243.7)	(390.5)	38%
Diluted loss per share	(2.93)	(4.72)	38%
Adjusted EBITDA	107.4	100.4	7%
See reconciliations of GAAP to non-GAAP measures beginning on page 13.
Q3 2024 HIGHLIGHTS
•IAC announced it is considering a spin-off of its ownership stake in Angi Inc. to its shareholders.

•Dotdash Meredith Digital revenue increased 16% to $246 million, the third consecutive quarter of double-digit growth, while Print revenue declined 6% to $199 million. Total operating income of $22 million increased $26 million and Adjusted EBITDA increased 1% to $69 million, reflecting 28% Digital Adjusted EBITDA growth, offset by an $8 million benefit from the reversal of pre-acquisition indemnification liabilities in Q3 2023 related to the Meredith acquisition.

•Angi Inc. Operating income increased $16 million to $8 million and Adjusted EBITDA increased 27% to $35 million.

•Emerging & Other Q3 2024 operating income of $13 million increased $13 million due to the inclusion in Q3 2023 of a $9 million goodwill impairment at Mosaic Group and Adjusted EBITDA increasing 23% to $16 million driven largely by profits at The Daily Beast and Vivian Health compared to losses in Q3 2023.

◦Beginning in Q4 2024, the Company has decided to report Care.com as a separate reportable segment (currently included in Emerging & Other).
•For the nine months ended September 30, 2024, net cash provided by operating activities increased $102 million to $244 million. Free Cash Flow increased $181 million to $197 million.

•IAC holds 64.7 million shares of MGM Resorts International (“MGM”), which was purchased for $1.3 billion in 2020 and 2022 and as of November 8, 2024, was worth $2.4 billion. Net earnings (loss) and diluted earnings (loss) per share reflect changes in MGM’s share price as unrealized gains and losses and, as a result, can be very volatile, which reduces their ability to be effective measures to assess operating performance.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q3 2024	Q3 2023	Growth
Revenue
Dotdash Meredith	$439.5	$417.5	5%
Angi Inc.	296.7	351.2	-16%
Search	88.3	166.1	-47%
Emerging & Other	114.3	179.8	-36%
Intersegment eliminations	(0.1)	(3.2)	98%
Total Revenue	$938.7	$1,111.3	-16%
Operating income (loss)
Dotdash Meredith	$22.1	$(3.6)	NM
Angi Inc.	7.8	(7.9)	NM
Search	2.4	12.0	-80%
Emerging & Other	13.1	0.6	2064%
Corporate	(29.1)	(33.9)	14%
Total Operating income (loss)	$16.3	$(32.7)	NM
Adjusted EBITDA
Dotdash Meredith	$68.6	$68.3	1%
Angi Inc.	35.4	27.8	27%
Search	2.5	12.0	-80%
Emerging & Other	16.0	13.0	23%
Corporate	(15.1)	(20.8)	27%
Total Adjusted EBITDA	$107.4	$100.4	7%

Dotdash Meredith
Revenue

($ in millions, rounding differences may occur)	Q3 2024	Q3 2023	Growth
Revenue
Digital	$246.4	$212.1	16%
Print	198.5	211.3	-6%
Intersegment eliminations	(5.5)	(5.9)	6%
Total	$439.5	$417.5	5%

•Revenue of $439.5 million increased 5% year-over-year reflecting:

◦16% Digital revenue growth (third consecutive quarter of double-digit growth) reflecting:
▪Advertising revenue increasing 26%, driven by:
•Higher premium advertising revenue driven primarily by the Beauty, Technology, Pharmaceuticals and Retail categories
•Higher programmatic advertising revenue due to higher programmatic rates and 14% growth in Core Sessions
▪Licensing and other revenue increasing 17% due primarily to the addition of OpenAI (partnership began in May 2024) and improved performance from content syndication partners including Apple News+
▪Performance marketing revenue decreasing 7% year-over-year driven by revenue declines from services, concentrated primarily in the Finance category, partially offset by affiliate commerce growth

◦6% Print revenue declines driven primarily by the ongoing migration of audience and advertising spend from print to digital

Operating Income (Loss) and Adjusted EBITDA

($ in millions, rounding differences may occur)	Q3 2024	Q3 2023	Growth
Operating income (loss)
Digital	$30.7	$1.5	1991%
Print	7.6	2.0	279%
Other	(16.2)	(7.0)	-130%
Total	$22.1	$(3.6)	NM
Adjusted EBITDA
Digital	$66.4	$51.8	28%
Print	14.6	19.3	-24%
Other	(12.4)	(2.8)	-337%
Total	$68.6	$68.3	1%

•Operating income of $22.1 million increased $25.6 million reflecting:

◦Digital operating income increased $29.2 million to $30.7 million reflecting:
▪Adjusted EBITDA growth of 28% to $66.4 million due to higher revenue and continued operating expense leverage (42% incremental Adjusted EBITDA margins in Q3 2024)
▪$13.0 million lower amortization of intangibles due, in part, to the prior year inclusion of a $7.6 million indefinite-lived intangible asset impairment, and $1.5 million lower depreciation

◦Print operating income increased $5.6 million to $7.6 million reflecting:
▪$8.7 million lower amortization of intangibles and $1.7 million lower depreciation
▪Adjusted EBITDA decreasing 24% to $14.6 million due to revenue declines, partially offset by lower operating expenses

◦Other operating loss of $16.2 million reflecting Adjusted EBITDA loss increasing $9.5 million to $12.4 million, due primarily to the inclusion in the prior year period of $8.0 million related to the reversal of certain pre-acquisition indemnification liabilities related to the Meredith acquisition

Angi Inc.
Please refer to the Angi Inc. Q3 2024 earnings release for further detail.

Search
•Revenue decreased 47% to $88.3 million reflecting:
◦A 51% decrease at Ask Media Group due to a reduction in marketing driving fewer visitors to ad-supported search and content websites

◦A 16% decrease at Desktop (legacy desktop search software business)

•Operating income of $2.4 million reflecting Adjusted EBITDA decreasing $10 million to $2.5 million due primarily to lower revenue, as well as a $1.2 million restructuring charge, partially offset by lower traffic acquisition costs and selling and marketing expense

Emerging & Other
•Revenue decreased 36% to $114.3 million reflecting:
◦The sale of Mosaic Group on February 15, 2024 ($38.7 million included in Q3 2023)
◦The sale of Roofing on November 1, 2023 ($21.4 million included in Q3 2023)
◦Care.com revenue declining 6% year-over-year to $95.7 million
◦81% growth from The Daily Beast and 8% growth from Vivian Health

•Operating income increased $12.5 million to $13.1 million reflecting:
◦A $9.0 million goodwill impairment at Mosaic Group in Q3 2023
◦Adjusted EBITDA increasing 23% to $16.0 million reflecting:
▪Profits at both The Daily Beast and Vivian Health compared to losses in Q3 2023
▪Roofing losses of $2.0 million in Q3 2023
▪Mosaic Group profits of $3.7 million in Q3 2023
◦$0.7 million lower amortization of intangibles due primarily to Care.com

Corporate
Operating loss decreased $4.9 million to $29.1 million due primarily to $5.6 million lower Adjusted EBITDA losses, driven predominantly by a $10.0 million favorable legal settlement in Q3 2024, partially offset by higher professional fees and compensation costs.

Income Taxes
The Company recorded an income tax benefit of $115.8 million in Q3 2024 for an effective tax rate of 33%, which was higher than the statutory rate due primarily to the recognition of previously unbenefited foreign losses due to the purchase of the remaining noncontrolling interests in a subsidiary and state taxes. In Q3 2023, the Company recorded an income tax benefit of $118.8 million for an effective tax rate of 23%, which was higher than the statutory rate due primarily to state taxes.

Free Cash Flow
For the nine months ended September 30, 2024, net cash provided by operating activities was $244.4 million, a $101.8 million increase year-over-year. Free Cash Flow increased $181.0 million to $197.1 million due primarily to favorable working capital, higher Adjusted EBITDA and lower capital expenditures ($80.3 million in 2023 for the purchase of the land under IAC headquarters).

	Nine Months Ended September 30,
($ in millions, rounding differences may occur)	2024	2023
Net cash provided by operating activities	$244.4	$142.6
Capital expenditures	(47.3)	(126.6)
Free cash flow	$197.1	$16.1

CONFERENCE CALL
IAC and Angi Inc. will host a conference call to answer questions regarding their third quarter results on Tuesday, November 12, 2024, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC and Angi Inc.’s business. The conference call will be open to the public at ir.iac.com or ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2024:
•IAC had 86.3 million shares of common stock and Class B common stock outstanding.
•The Company had $1.7 billion in cash and cash equivalents and marketable securities of which IAC held $1.1 billion, Angi Inc. held $395 million and Dotdash Meredith, Inc. held $264 million.
•The Company had $2.0 billion in long-term debt, of which Dotdash Meredith Inc. held $1.5 billion and ANGI Group, LLC (a subsidiary of Angi Inc.) held $500 million.
•IAC’s economic interest in Angi Inc. was 85.3% and IAC’s voting interest was 98.3%. IAC held 424.6 million shares of Angi Inc.
•IAC owned 64.7 million shares of MGM.
Dotdash Meredith Inc. has a $150 million revolving credit facility, which had no borrowings outstanding as of September 30, 2024 and currently has no borrowings outstanding.
Between August 2, 2024 and November 8, 2024, Angi Inc. repurchased 2.5 million common shares for an aggregate of $6.2 million (average price of $2.48). On August 2, 2024, Angi Inc.’s Board of Directors approved a new stock repurchase authorization of 25 million shares. As of November 8, 2024, Angi Inc. had 23.1 million shares remaining in its stock repurchase authorization.

At September 30, 2024, IAC had 3.7 million shares remaining in its stock repurchase authorization.

Pursuant to these authorizations, share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.

OPERATING METRICS
($ in millions; rounding differences may occur)

	Q3 2024	Q3 2023	Growth

Dotdash Meredith
Revenue
Advertising revenue	$165.6	$131.2	26%
Performance marketing revenue	52.3	56.4	-7%
Licensing and other revenue	28.5	24.4	17%
Total Digital Revenue	$246.4	$212.1	16%
Print Revenue	198.5	211.3	-6%
Intersegment eliminations	(5.5)	(5.9)	-6%
Total Revenue	$439.5	$417.5	5%

Digital metrics

Total Sessions (in millions)	2,675	2,575	4%
Core Sessions (in millions)	2,297	2,024	14%

Angi Inc.
Revenue
Ads and Leads	$241.2	$292.0	-17%
Services	23.7	30.0	-21%
Total Domestic	$264.9	$322.0	-18%
International	31.8	29.3	9%
Total Revenue	$296.7	$351.2	-16%

Metrics

Service Requests (in thousands)	4,490	6,065	-26%
Monetized Transactions (in thousands)	6,867	7,355	-7%
Monetized Transactions per Service Request	1.53	1.21	26%
Transacting Professionals (in thousands)	178	202	-12%

Search
Revenue
Ask Media Group	$72.6	$147.4	-51%
Desktop	15.7	18.7	-16%
Total Revenue	$88.3	$166.1	-47%

Emerging & Other
Care.com Revenue	$95.7	$101.6	-6%
See metric definitions on page 16

DILUTIVE SECURITIES
IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg Exercise Price	As of 11/08/24	Dilution at:

Share Price			$53.46	$55.00	$60.00	$65.00	$70.00

Absolute Shares as of 11/08/24	83.3		83.3	83.3	83.3	83.3	83.3

Restricted stock, RSUs and non-publicly traded subsidiary denominated equity awards	5.3		0.6	0.6	0.6	0.6	0.6
Options	2.4	$14.25	0.5	0.5	0.5	0.5	0.5
Total Dilution			1.1	1.1	1.1	1.1	1.1
% Dilution			1.3%	1.3%	1.3%	1.3%	1.3%
Total Diluted Shares Outstanding			84.4	84.4	84.4	84.4	84.4
The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method. In addition, the number of absolute shares excludes 3 million shares of restricted stock because this award was unvested as of November 8, 2024.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were exercised or vested on November 8, 2024, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $105.8 million (of which approximately 65% would be payable for awards currently vested and those vesting on or before September 30, 2025), assuming a stock price of $53.46 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at September 30, 2024. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.
Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect
Certain Angi Inc. equity awards can be settled in shares of either IAC or Angi Inc. common stock at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of Angi Inc. common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS
IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenue	$938,719	$1,111,341	$2,817,926	$3,307,201
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	257,811	342,353	797,278	1,038,360
Selling and marketing expense	338,262	407,355	1,017,895	1,224,606
General and administrative expense	185,258	210,507	607,925	701,749
Product development expense	78,262	79,714	243,420	250,899
Depreciation	26,445	33,776	96,466	136,231
Amortization of intangibles	36,355	61,373	109,793	170,162
Goodwill impairment	—	9,000	—	9,000
Total operating costs and expenses	922,393	1,144,078	2,872,777	3,531,007
Operating income (loss)	16,326	(32,737)	(54,851)	(223,806)
Interest expense	(39,701)	(40,157)	(118,934)	(117,406)
Unrealized (loss) gain on investment in MGM Resorts International	(346,272)	(463,421)	(361,805)	209,057
Other income, net	16,363	25,455	105,861	60,189
Loss before income taxes	(353,284)	(510,860)	(429,729)	(71,966)
Income tax benefit	115,839	118,838	95,789	3,633
Net loss	(237,445)	(392,022)	(333,940)	(68,333)
Net (earnings) loss attributable to noncontrolling interests	(6,274)	1,484	(6,980)	6,525
Net loss attributable to IAC shareholders	$(243,719)	$(390,538)	$(340,920)	$(61,808)

Per share information attributable to IAC Common Stock and Class B common stock shareholders:
Basic loss per share	$(2.93)	$(4.72)	$(4.10)	$(0.74)
Diluted loss per share	$(2.93)	$(4.72)	$(4.10)	$(0.74)

Stock-based compensation expense by function:
Cost of revenue	$504	$553	$1,757	$1,105
Selling and marketing expense	1,443	2,552	5,456	6,493
General and administrative expense	23,737	22,849	71,806	69,733
Product development expense	2,547	3,008	7,218	10,765
Total stock-based compensation expense	$28,231	$28,962	$86,237	$88,096

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	September 30, 2024	December 31, 2023

ASSETS
Cash and cash equivalents	$1,719,767	$1,297,445
Marketable securities	24,947	148,998
Accounts receivable, net	477,769	536,650
Other current assets	178,422	257,499
Total current assets	2,400,905	2,240,592

Buildings, capitalized software, land, equipment and leasehold improvements, net	400,549	455,281
Goodwill	2,881,717	3,024,266
Intangible assets, net of accumulated amortization	757,777	874,705
Investment in MGM Resorts International	2,530,045	2,891,850
Long-term investments	447,771	411,216
Other non-current assets	418,427	473,267
TOTAL ASSETS	$9,837,191	$10,371,177

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$43,125	$30,000
Accounts payable, trade	80,121	105,514
Deferred revenue	116,983	143,449
Accrued expenses and other current liabilities	634,287	671,527
Total current liabilities	874,516	950,490

Long-term debt, net	1,960,090	1,993,154
Deferred income taxes	84,516	164,612
Other long-term liabilities	434,831	474,540

Redeemable noncontrolling interests	28,679	33,378

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value	8	8
Class B common stock, $0.0001 par value	1	1
Additional paid-in-capital	6,362,081	6,340,312
(Accumulated deficit) retained earnings	(339,997)	923
Accumulated other comprehensive loss	(9,608)	(10,942)
Treasury stock	(252,441)	(252,441)
Total IAC shareholders' equity	5,760,044	6,077,861
Noncontrolling interests	694,515	677,142
Total shareholders' equity	6,454,559	6,755,003
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,837,191	$10,371,177

IAC CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Nine Months Ended September 30,
	2024	2023

Cash flows from operating activities:
Net loss	$(333,940)	$(68,333)
Adjustments to reconcile net loss to net cash provided by operating activities:
Unrealized loss (gain) on investment in MGM Resorts International	361,805	(209,057)
Amortization of intangibles	109,793	170,162
Depreciation	96,466	136,231
Stock-based compensation expense	86,237	88,096
Provision for credit losses	45,991	71,294
Non-cash lease expense (including right-of-use asset impairments)	42,564	85,647
Deferred income taxes	(109,937)	(17,583)
Unrealized (increase) decrease in the estimated fair value of a warrant	(20,393)	1,274
Gains on sales of businesses and investments in equity securities (including downward and upward adjustments), net	(16,530)	(2,521)
Goodwill impairment	—	9,000
Other adjustments, net	(6,364)	(7,521)
Changes in assets and liabilities, net of effects of dispositions:
Accounts receivable	8,869	7,122
Other assets	88,269	10,017
Operating lease liabilities	(51,821)	(56,440)
Accounts payable and other liabilities	(58,855)	(82,745)
Income taxes payable and receivable	(3,257)	(687)
Deferred revenue	5,528	8,688
Net cash provided by operating activities	244,425	142,644
Cash flows from investing activities:
Capital expenditures	(47,304)	(126,558)
Net proceeds from sales of assets	12,751	28,973
Proceeds from maturities of marketable debt securities	350,000	387,500
Purchases of marketable debt securities	(221,788)	(320,110)
Net proceeds from the sales of businesses and investments	173,556	9,186
Purchase of retirement investment fund	(15,253)	—
Proceeds from the sale of retirement investment fund	2,326	—
Decrease in notes receivable	10,083	11,297
Purchases of investments	—	(103,555)
Other, net	220	9,902
Net cash provided by (used in) investing activities	264,591	(103,365)
Cash flows from financing activities:
Principal payments on Dotdash Meredith Term Loans	(22,500)	(22,500)
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(14,616)	(8,336)
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(5,652)	(4,780)
Purchases of Angi Inc. treasury stock	(25,675)	(3,397)
Purchases of IAC treasury stock	—	(165,622)
Purchase of noncontrolling interests	(16,019)	—
Other, net	(230)	37
Net cash used in financing activities	(84,692)	(204,598)
Total cash provided (used)	424,324	(165,319)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	530	48
Net increase (decrease) in cash and cash equivalents and restricted cash	424,854	(165,271)
Cash and cash equivalents and restricted cash at beginning of period	1,306,241	1,426,069
Cash and cash equivalents and restricted cash at end of period	$1,731,095	$1,260,798

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)
IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended September 30, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$30.7	$2.1	$3.6	$29.9	$66.4
Print	7.6	0.5	1.4	5.1	14.6
Other	(16.2)	3.2	0.7	—	(12.4)
Total Dotdash Meredith	22.1	5.8	5.7	35.0	68.6
Angi Inc.
Ads and Leads	21.1	7.8	13.3	—	42.2
Services	(0.3)	0.7	3.5	—	3.9
Other	(15.7)	1.3	—	—	(14.4)
International	2.7	0.1	0.8	—	3.7
Total Angi Inc.	7.8	10.0	17.6	—	35.4
Search	2.4	—	0.1	—	2.5
Emerging & Other	13.1	0.5	1.1	1.3	16.0
Corporate	(29.1)	11.9	2.0	—	(15.1)
Total	$16.3	$28.2	$26.4	$36.4	$107.4

	For the three months ended September 30, 2023
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Goodwill impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$1.5	$2.2	$5.2	$42.9	$—	$51.8
Print	2.0	0.4	3.1	13.7	—	19.3
Other	(7.0)	3.7	0.5	—	—	(2.8)
Total Dotdash Meredith	(3.6)	6.4	8.7	56.7	—	68.3
Angi Inc.
Ads and Leads	8.1	6.1	15.4	2.6	—	32.2
Services	(3.9)	1.1	6.3	—	—	3.5
Other	(14.9)	2.9	—	—	—	(11.9)
International	2.8	0.5	0.8	—	—	4.0
Total Angi Inc.	(7.9)	10.6	22.5	2.6	—	27.8
Search	12.0	—	—	—	—	12.0
Emerging & Other	0.6	0.6	0.7	2.0	9.0	13.0
Corporate	(33.9)	11.4	1.8	—	—	(20.8)
Total	$(32.7)	$29.0	$33.8	$61.4	$9.0	$100.4

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA (continued)

	For the nine months ended September 30, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$56.5	$7.8	$12.2	$90.3	$166.8
Print	8.0	1.7	5.8	15.3	30.8
Other	(45.0)	10.4	2.3	—	(32.3)
Total Dotdash Meredith	19.6	19.9	20.3	105.6	165.3
Angi Inc.
Ads and Leads	65.7	18.3	48.4	—	132.4
Services	(12.3)	3.2	15.0	—	5.9
Other	(46.0)	5.8	—	—	(40.2)
International	12.3	0.8	2.3	—	15.5
Total Angi Inc.	19.7	28.1	65.7	—	113.6
Search	11.4	—	0.1	—	11.5
Emerging & Other	(1.3)	1.1	4.0	4.2	8.0
Corporate	(104.2)	37.1	6.4	—	(60.7)
Total	$(54.9)	$86.2	$96.5	$109.8	$237.6

	For the nine months ended September 30, 2023
	Operating (Loss) Income	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Goodwill impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$(10.4)	$6.0	$17.7	$113.6	$—	$127.1
Print	(4.7)	0.9	9.6	42.2	—	48.0
Other	(117.6)	10.1	31.6	—	—	(75.8)
Total Dotdash Meredith	(132.6)	17.1	59.0	155.8	—	99.2
Angi Inc.
Ads and Leads	26.4	16.9	49.0	8.0	—	100.2
Services	(21.5)	6.5	18.1	—	—	3.1
Other	(46.4)	9.0	—	—	—	(37.4)
International	7.4	1.2	2.6	—	—	11.2
Total Angi Inc.	(34.1)	33.6	69.7	8.0	—	77.1
Search	36.7	—	0.1	—	—	36.8
Emerging & Other	14.5	1.3	2.4	6.4	9.0	33.6
Corporate	(108.3)	36.1	5.1	—	—	(67.1)
Total	$(223.8)	$88.1	$136.2	$170.2	$9.0	$179.7

PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is considered our primary segment measure of profitability and is one of the metrics, along with Free Cash Flow, by which we evaluate the performance of our businesses and our internal budgets are based and may also impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of November 8, 2024, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our buildings, capitalized software, equipment and leasehold improvements and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser relationships, technology, licensee relationships, trade names, content, customer lists and user base, professional relationships and subscriber relationships, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions
Dotdash Meredith

Digital Revenue – Includes Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Advertising revenue – primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

(b) Performance Marketing revenue – primarily includes revenue generated through affiliate commerce, affinity marketing channels, and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash Meredith refers users to commerce partner websites resulting in a purchase or transaction. Affinity marketing programs market and place magazine subscriptions for both Dotdash Meredith and third-party publisher titles. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from multiple long-term trademark licensing agreements with retailers, manufacturers, publishers and service providers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities.

Print Revenue – Primarily includes subscription, advertising, newsstand and performance marketing revenue.

Total Sessions – Represents unique visits to all sites that are part of Dotdash Meredith’s network and sourced from Google Analytics.

Core Sessions – Represents a subset of Total Sessions that comprises unique visits to Dotdash Meredith’s most significant (in terms of investment) owned and operated sites as follows:

People	InStyle	Simply Recipes
allrecipes	FOOD & WINE	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	Byrdie	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
TRAVEL + LEISURE

Angi Inc.

Ads and Leads Revenue - Primarily comprises domestic revenue from consumer connection revenue for consumer matches, revenue from professionals under contract for advertising and membership subscription revenue from professionals and consumers.

Services Revenue –Primarily comprises domestic revenue from pre-priced offerings by which the consumer requests services through an Angi Inc. platform and Angi Inc. connects them with a professional to perform the service.

International Revenue – Primarily comprises revenue generated within the International segment (consisting of businesses in Europe and Canada), including consumer connection revenue for consumer matches and membership subscription revenue from professionals and consumers.

Other – Reflects costs for corporate initiatives, shared costs, such as executive and public company costs, and other expenses not allocated to the operating segments.

Service Requests - Reflects (i) fully completed and submitted domestic service requests for connections with Ads and Leads professionals, (ii) contacts to Ads and Leads professionals generated via the professional directory from unique users in unique categories (such that multiple contacts from the same user in the same category in the same day are counted as one Service Request) and (iii) requests to book Services jobs in the period.

Monetized Transactions – Reflects (i) Service Requests that are matched to a paying Ads and Leads professional in the period and (ii) completed and in-process Services jobs in the period; a single Service Request can result in multiple monetized transactions.

Monetized Transactions per Service Request – Monetized Transactions divided by Service Requests.

Transacting Professionals (formerly known as Transacting Service Professionals) – The number of (i) Ads and Leads professionals that paid for consumer matches or advertising and (ii) Services professionals that performed a Services job, during the most recent quarter.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

Emerging & Other

Care.com Revenue - Consists of revenue primarily through subscription fees from families and caregivers for its suite of products and services, as well as through annual contracts with employers who provide access to Care.com's suite of products and services as an employee benefit and through contracts with businesses that recruit employees through its platform.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and the IAC and Angi Inc. conference call, which will be held at 8:30 a.m. Eastern Time on Tuesday, November 12, 2024, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the future financial performance of IAC and its businesses, business prospects and strategy, the contemplated Angi Inc. spin, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display prominence of links to websites offering our products and services in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our ability to compete with generative artificial intelligence technology and the related disruption to marketing technologies, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) unstable market and economic conditions (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (viii) the ability of our Digital business to successfully expand the digital reach of our portfolio of publishing brands, (ix) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores, advertising networks and social media platforms, (x) risks related to our Print business (declining revenue, increased paper and postage costs, reliance on a single supplier to print our magazines and potential increases in pension plan obligations), (xi) our ability to establish and maintain relationships with quality and trustworthy professionals and caregivers, (xii) the ability of Angi Inc. to expand its pre-priced offerings, while balancing the overall mix of service requests and directory services on Angi platforms, (xiii) the ability of Angi Inc. to continue to generate leads for professionals given changing requirements applicable to certain communications with consumers, (xiv) our ability to access, collect, use and protect the personal data of our users and subscribers, (xv) our ability to engage directly with users, subscribers, consumers, professionals and caregivers on a timely basis, (xvi) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xvii) risks related to our liquidity and indebtedness (the impact of our indebtedness on our ability to operate our business, our ability to generate sufficient cash to service our indebtedness and interest rate risk), (xviii) our inability to freely access the cash of Dotdash Meredith and /or Angi Inc. and their respective subsidiaries, (xix) dilution with respect to investments in IAC and Angi Inc., (xx) our ability to compete, (xxi) our ability to build, maintain and/or enhance our various brands, (xxii) our ability to protect our systems, technology and infrastructure from cyberattacks (including cyberattacks experienced by third parties with whom we do business), (xxii) the occurrence of data security breaches and/or fraud, (xxiv) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxv) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business) and (xxvi) changes in key personnel. Certain of these and other risks and uncertainties are described in IAC’s filings with the Securities and Exchange Commission (the “SEC”), including the most recent Annual Report on Form 10-K filed with the SEC on February 29, 2024, and subsequent reports that IAC files with the SEC. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About IAC
IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC is today comprised of category-leading businesses including Angi Inc. (NASDAQ: ANGI), Dotdash Meredith and Care.com, among many others ranging from early stage to established businesses. IAC is headquartered in New York City with business locations worldwide.
Contact Us
IAC/Angi Inc. Investor Relations
Mark Schneider
(212) 314-7400
IAC Corporate Communications
Valerie Combs
(212) 314-7251
IAC
555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com